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                                                              Exhibit 99.B(h)(1)

                              AMENDED AND RESTATED
                  ADMINISTRATION AND TRANSFER AGENCY AGREEMENT

     THIS AGREEMENT is made as of this 10th day of December, 2003, by and between SEI Asset Allocation Trust, a Massachusetts trust (the "Trust"), and SEI Investments Fund Management (the "Administrator"), a Delaware business trust.

     WHEREAS, the Trust is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"), consisting of multiple investment portfolios (each a "Fund" and, collectively, the "Funds"), each of which may consist of one or more classes of shares of beneficial interest ("Shares");

     WHEREAS, the Trust desires the Administrator to provide, and the Administrator is willing to provide, administrative, accounting, transfer agency and dividend distribution services to such Funds of the Trust on the terms and conditions hereinafter set forth herein;

     WHEREAS, the Trust and the Administrator entered into an agreement, dated September 16, 2002 ("Previous Agreement"), relating to the administration, transfer agency and dividend distribution services contemplated hereby and the parties now wish to amend and restate that agreement;

     WHEREAS, this Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes the Previous Agreement;

     WHEREAS, consistent with the Trust's anti-money laundering program, as such program may be amended from time to time (the "AML Program") and provisions of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the "USA PATRIOT Act") applicable to registered investment companies, the Trust desires to delegate to the Administrator, and the Administrator is willing to accept such delegation, the implementation and operation of certain aspects of the Trust's AML Program; and

     NOW, THEREFORE, in consideration of the promises and the covenants hereinafter contained, the Trust and the Administrator hereby agree as follows:

     ARTICLE 1. RETENTION OF THE ADMINISTRATOR. The Trust hereby retains the Administrator to furnish the Funds with accounting, administrative, transfer agency, dividend distribution and anti-money laundering services as set forth in this Agreement, and the Administrator hereby accepts such engagement. The Administrator shall be deemed to be an independent contractor for all purposes herein.

     ARTICLE 2. ADMINISTRATIVE AND ACCOUNTING SERVICES. The Administrator shall perform or supervise the performance by others of the accounting and administrative services set forth in Schedule A hereto. The Administrator shall provide the Trust with all necessary office space, equipment, personnel, compensation and facilities (including facilities for Shareholders' and Trustees' meetings) for providing such services. The Administrator may sub-contract with third parties to perform certain of the services to be performed by the Administrator hereunder; provided, however, that the Administrator shall remain responsible to the Trust for the acts and omissions of such other sub-contracted parties. In meeting its duties hereunder, Administrator shall have the general authority to do all acts deemed in the Administrator's good faith belief to be necessary and proper to perform its obligations under this Agreement.

     ARTICLE 3. TRANSFER AGENCY AND DIVIDEND DISTRIBUTION SERVICES. The Administrator is responsible for performing or supervising the performance by others of the transfer agency and dividend

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distribution services set forth in Schedule B hereto. The Administrator may employ SEI Investments Management Corporation ("SIMC"), an affiliate of the Administrator, and may sub-contract with other affiliated or non-affiliated third parties to perform all or part of the services to be performed by the Administrator under this Article 3; provided, however, that the Administrator shall remain responsible to the Trust for the acts and omissions of SIMC and such other sub-contracted parties. In meeting its duties hereunder, Administrator shall have the general authority to do all acts deemed in the Administrator's good faith belief to be necessary and proper to perform its obligations under this Agreement.

     The Trust agrees that it shall promptly inform the Administrator of the declaration of any dividend or distribution on its Shares, and that on or before the payment date of a distribution, it shall instruct the custodian to make available, at the instruction of the Administrator, as dividend distributing agent, sufficient funds for the cash amount to be paid out.

     In registering transfers, the Administrator may rely upon the opinion of counsel in not requiring complete documentation, in registering transfers without inquiry into adverse claims, in delaying registration for purposes of such inquiry, or in refusing registration when in its judgment an adverse claim requires such refusal.

     ARTICLE 4.   ANTI-MONEY LAUNDERING SERVICES.

     (A) ADOPTION OF ANTI-MONEY LAUNDERING PROGRAM AND DELEGATION OF SERVICES TO THE ADMINISTRATOR. The Trust hereby delegates to the Administrator the performance, on behalf of the Trust, of the services set forth in Schedule C hereto (the "AML Services") with respect to all Shareholder accounts maintained by the Administrator pursuant to this Agreement. The Administrator accepts this delegation and agrees to perform or supervise the performance of the AML Services in accordance with the Trust's AML Program and the Administrator's anti-money laundering program and to cooperate with the Trust's AML Compliance Officer in the performance of its responsibilities hereunder. The Administrator may employ SIMC and may sub-contract with other affiliated or non-affiliated third parties to perform all or part of the services to be performed by the Administrator under this Article 4; provided, however, that the Administrator shall remain responsible to the Trust for the acts and omissions of SIMC and such sub-contracted parties. The Administrator will certify annually to the Trust that it has implemented the Trust's AML Program, and that the Administrator (or its agent) will perform the specific requirements of the Trust's AML Program delegated to the Administrator.

          Notwithstanding this delegation, the Trust shall maintain full responsibility for ensuring that its AML Program is and continues to be reasonably designed to ensure compliance with the USA Patriot Act and Bank Secrecy Act (collectively, the "AML Acts") and any regulation adopted under the AML Acts (the "Applicable AML Laws"). The Administrator shall maintain policies, procedures and internal controls that are consistent with the Trust's AML Program and the requirement that the Trust employ procedures reasonably designed to achieve compliance with the Applicable AML Laws and the Trust's AML Program.

          The Trust recognizes that the performance of the AML Services involves the exercise of discretion, which in certain circumstances may result in consequences to the Trust and its Shareholders (such as in the case of the reporting of suspicious activities and the freezing of Shareholders' accounts). The Trust authorizes the Administrator to take such actions in the performance of the AML Services as the Administrator deems appropriate and consistent with the Trust's AML Program and Applicable AML Laws.

     (B) REPRESENTATIONS AND WARRANTIES. The Trust represents and warrants that: (i) the Trust has adopted a written AML Program, and has duly appointed the Trust's AML Compliance Officer; (ii) the

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AML Program and the designation of the AML Compliance Officer have been approved by the Board; and (iii) the delegation to the Administrator of the AML Services has been approved by the Board.

     The Administrator represents and warrants to the Trust that: (i) it has adopted and will maintain a written program concerning the AML Services; (ii) its policies and procedures are reasonably adequate for it to provide the AML Services and comply with its obligations under this Agreement; (iii) it shall conduct (or have a third party conduct) an independent review of its anti-money laundering program at least annually and provide the report of such independent review to the Trust; (iv) it shall maintain an ongoing anti-money laundering training program with respect to its own personnel; and (v) it shall maintain an anti-money laundering compliance officer to administer the servicing of those aspects of the Trust's AML Program that have been expressly delegated to the Administrator.

     (C) Documentation and Information and Access to Documentation and Information. The Trust agrees to furnish the Administrator with such information and documents as may be reasonably requested by the Administrator from time to time to provide the AML Services. The Trust agrees to notify the Administrator promptly about: (i) any changes to its AML Program that would materially impact the Administrator's obligations under this Agreement; and (ii) any known suspicious activities related to open accounts.

          The Administrator agrees to furnish to the Trust its written program concerning anti-money laundering services rendered by the Administrator to its various clients. The Administrator agrees to notify the Trust of any change to its anti-money laundering program that would materially impact the Trust's AML Program or the provision of the AML Services.

          The Administrator shall grant reasonable access to the Trust, the Trust's AML Compliance Officer, and regulators having jurisdiction over the Trust, to the books and records maintained by the Administrator and related to the AML Services, and shall permit federal examiners to inspect the Administrator for purposes of the Trust's AML Program. Records may be edited or redacted to maintain confidentiality of materials related to other clients of the Administrator. The Administrator shall make its relevant personnel available to meet or speak with the Board concerning the AML Services at least annually or at such other intervals as may be reasonably necessary or appropriate.

     ARTICLE 5.   ALLOCATION OF CHARGES AND EXPENSES.

     (A) THE ADMINISTRATOR. The Administrator shall furnish at its own expense the executive, supervisory and clerical personnel necessary to perform its obligations under this Agreement. The Administrator shall also pay all compensation, if any, of officers of the Trust as well as all Trustees of the Trust who are employees of or otherwise affiliated with the Administrator or any affiliated corporation of the Administrator; provided, however, that unless otherwise specifically provided, the Administrator shall not be obligated to pay the compensation of any employee of the Trust retained by the Trustees of the Trust to perform services on behalf of the Trust.

     (B) FUND EXPENSES. The Trust assumes and shall pay or cause to be paid all other expenses of the Trust not otherwise allocated in this Agreement, including, without limitation, organizational costs, taxes, expenses for legal and auditing services, the expenses of preparing (including typesetting), printing and mailing reports, prospectuses, statements of additional information, proxy solicitation material and notices to existing Shareholders, all expenses incurred in connection with issuing and redeeming Shares, the costs of pricing services, the costs of custodial services, the cost of initial and ongoing registration of the Shares under Federal and state securities laws, fees and out-of-pocket expenses of Trustees who are not employees of or otherwise affiliated with the Administrator or any affiliated corporation of the

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Administrator, the costs of Trustees' meetings, insurance, interest, brokerage costs, litigation and other extraordinary or nonrecurring expenses, and all fees and charges of service providers to the Trust.

     ARTICLE 6.   COMPENSATION OF THE ADMINISTRATOR.

     (A) ADMINISTRATOR'S FEE. The Trust shall pay to the Administrator compensation at the annual rate specified in Schedule D to this Agreement until this Agreement is terminated in accordance with Article 8. Such compensation shall be calculated and accrued daily, and paid to the Administrator monthly. If this Agreement becomes effective subsequent to the first day of a month or terminates before the last day of a month, the Administrator's compensation for that part of the month in which this Agreement is in effect shall be prorated in a manner consistent with the calculation of the fees as set forth above. Payment of the Administrator's compensation for the preceding month shall be made promptly. The Administrator shall be responsible for payment of fees to any affiliated or non-affiliated third party that provides services under this Agreement.

     (B) COMPENSATION FROM TRANSACTIONS. The Trust hereby authorizes any entity or person associated with the Administrator which is a member of a national securities exchange to effect any transaction on the exchange for the account of the Trust which is permitted by Section 11(a) of the Securities Exchange Act of 1934 (the "1934 Act") and Rule 11a2-2(T) thereunder, and the Trust hereby consents to the retention of compensation for such transactions in accordance with Rule 11a2-2(T)(a)(2)(iv).

     (C) SURVIVAL OF COMPENSATION RATES. All rights of compensation under this Agreement for services performed as of the termination date shall survive the termination of this Agreement.

     ARTICLE 7. LIMITATION OF LIABILITY OF THE ADMINISTRATOR. The duties of the Administrator shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against the Administrator hereunder. The Administrator shall not be liable for any error of judgment or mistake of law or for any loss arising out of any investment or for any act or omission in carrying out its duties hereunder, except a loss resulting from willful misfeasance, bad faith or negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder except as may otherwise be provided under provisions of applicable state law which cannot be waived or modified hereby. (As used in this Article 7, the term "Administrator" shall include Trustees, officers, employees and other agents of the Administrator as well as that entity itself.) Under no circumstances shall the Administrator be liable to the Trust for consequential, indirect or punitive damages.

     So long as the Administrator, or its agents, acts with good faith and with due diligence and without gross negligence in the performance of its duties, the Trust assumes full responsibility and shall indemnify the Administrator and hold it harmless from and against any and all actions, suits and claims, whether groundless or otherwise, and from and against any and all losses, damages, costs, charges, reasonable counsel fees and disbursements, payments, expenses and liabilities (including reasonable investigation expenses) arising directly or indirectly out of any act or omission of the Administrator in carrying out its duties hereunder. The indemnity and defense provisions set forth herein shall survive the termination of this Agreement.

     The indemnification rights hereunder shall include the right to reasonable advances of defense expenses in the event of any pending or threatened litigation with respect to which indemnification hereunder may ultimately be merited. If in any case the Trust may be asked to indemnify or hold the Administrator harmless, the Administrator shall fully and promptly advise the Trust of the pertinent facts concerning the situation in question, and the Administrator will use all reasonable care to identify and notify

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the Trust promptly concerning any situation which presents or appears likely to present the probability of such a claim for indemnification, but failure to do so in good faith shall not affect the rights hereunder.

     The Trust shall be entitled to participate at its own expense or, if it so elects, to assume the defense of any suit brought to enforce any claims subject to this indemnity provision. If the Trust elects to assume the defense of any such claim, the defense shall be conducted by counsel chosen by the Trust and satisfactory to the Administrator, whose approval shall not be unreasonably withheld. In the event that the Trust elects to assume the defense of any suit and retain counsel, the Administrator shall bear the fees and expenses of any additional counsel retained by it. If the Trust does not elect to assume the defense of a suit, it will reimburse the Administrator for the fees and expenses of any counsel retained by the Administrator.

     The Administrator may apply to Trust at any time for instructions and may consult counsel for Trust or its own counsel and with accountants and other experts with respect to any matter arising in connection with the Administrator's duties, and the Administrator shall not be liable or accountable for any action taken or omitted by it in good faith in accordance with such instruction or with the opinion of such counsel, accountants or other experts.

     Also, the Administrator shall not be held liable acting upon any document which it reasonably believes to be genuine and to have been signed or presented by the proper person or persons. Nor shall the Administrator be held to have notice of any change of authority of any officers, employee or agent of Trust until receipt of written notice thereof from Trust.

     Nothing herein shall make the Administrator liable for the performance or omission of unaffiliated third parties not under the Administrator's reasonable control such as, by way of example and not limitation, transfer agents, custodians, investment advisers or sub-advisers, postal delivery services, telecommunications providers and processing and settlement services.

     ARTICLE 8. DURATION AND TERMINATION OF THIS AGREEMENT. Unless terminated earlier in accordance with the provisions of this Article, this Agreement shall remain in effect for a period of two years from date of execution, and thereafter, for periods of one year so long as such continuance is specifically approved at least annually (i) by the Trustees of the Trust and (ii) by the vote of a majority of the Trustees of the Trust who are not parties to this Agreement or interested persons of any such party. This Agreement may be terminated at any time, without payment of any penalty, by vote of a majority of the Trustees of the Trust on not less than 60 days' written notice to the Administrator, or by the Administrator on not less than 90 days' written notice to the Trust.

     ARTICLE 9. ACTIVITIES OF THE ADMINISTRATOR. The services of the Administrator rendered to the Trust are not to be deemed to be exclusive. The Administrator is free to render such services to others and to have other businesses and interests. It is understood that the Trustees, officers, employees and Shareholders of the Trust are or may be or become interested in the Administrator, as directors, officers, employees and shareholders or otherwise and that directors, officers, employees and shareholders of the Administrator and its counsel are or may be or become similarly interested in the Trust, and that the Administrator may be or become interested in the Trust as a Shareholder or otherwise.

     ARTICLE 10. CONFIDENTIALITY. The Administrator agrees on behalf of itself and its employees to treat confidentially all records and other information relative to the Trust and its shareholders received by the Administrator in connection with this Agreement, including any non-public personal information as defined in Regulation S-P, and that it shall not use or disclose any such information except for the purpose of carrying out the terms of this Agreement; provided, however, that the Administrator may disclose such information as required by law or after prior notification to and approval in writing by Trust, which

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approval may not be withheld where the Administrator may be exposed to civil or criminal contempt proceedings or penalties for failure to comply.

     ARTICLE 11. CERTAIN RECORDS. The Administrator shall maintain customary records in connection with its duties as specified in this Agreement. Any records required to be maintained and preserved pursuant to Rules 31a-1 and 31a-2 under the 1940 Act which are prepared or maintained by the Administrator on behalf of the Trust shall be prepared and maintained at the expense of the Administrator, but shall be the property of the Trust and will be made available to or surrendered promptly to the Trust on request.

     In case of any request or demand for the inspection of such records by another party, the Administrator shall notify the Trust and follow the Trust's instructions as to permitting or refusing such inspection; provided that the Administrator may exhibit such records to any person in any case where it is advised by its counsel that it may be held liable for failure to do so, unless (in cases involving potential exposure only to civil liability) Trust has agreed to indemnify the Administrator against such liability.

     ARTICLE 12. COMPLIANCE WITH GOVERNMENTAL RULES AND REGULATIONS. The Administrator undertakes to comply in all material respects with applicable requirements of the Securities Act of 1933, the 1934 Act, the 1940 Act, and any laws, rules and regulations of governmental authorities having jurisdiction with respect to the duties to be performed by the Administrator hereunder. All of the Administrator's duties shall be subject to the objectives, policies and restrictions contained in the Trust's current registration statement under the 1940 Act, the Trust's Declaration of Trust and By-Laws, and any other guidelines that may be established by the Board of Trustees.

     ARTICLE 13. INTERNET ACCESS. Data and information may be made electronically accessible to the Trust and its adviser and/or sub-adviser(s) through Internet access to one or more links provided by the Administrator ("Web Link"). All rights in Web Link (including text and "look and feel" attributes) are owned by Administrator. Any commercial use of the content or any other aspect of Web Link requires the written permission of Administrator. Use of the Web Link by Trust or its agents will be subject to any terms of use set forth on the web site. The Web Link and the information (including text, graphics and functionality) in the Web Link is presented "As Is" and "As Available" without express or implied warranties including, but not limited to, implied warranties of non-infringement, merchantability and fitness for a particular purpose. Administrator neither warrants that the Web Link will be uninterrupted or error free, nor guarantees the accessibility, reliability, performance, timeliness, sequence, or completeness of information provided on the Web Link.

     ARTICLE 14. ENTIRE AGREEMENT; AMENDMENTS. This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement, draft or proposal with respect to the subject matter hereof. This Agreement or any part hereof may be changed or waived only by an instrument in writing signed by the party against which enforcement of such change or waiver is sought; PROVIDED THAT, any material amendment must be specifically approved (i) by the vote of a majority of the Trustees of the Trust, and (ii) by the vote of majority of the Trustees of the Trust who are not parties to this Agreement or interested persons of any such party. For special cases, the parties hereto may amend such procedures set forth herein as may be appropriate or practical under the circumstances, and the Administrator may conclusively assume that any special procedure which has been approved by the Trust does not conflict with or violate any requirements of its Declaration of Trust, By-Laws or prospectus, or any rule, regulation or requirement of any regulatory body.

     ARTICLE 15. ASSIGNMENT. This Agreement may not be assigned by either party without the prior written consent of the other party.

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     ARTICLE 16.  WAIVER. Any term or provision of this Agreement may be waived at any time by the party entitled to the benefit thereof by written instrument executed by such party. No failure of either party hereto to exercise any power or right granted hereunder, or to insist upon strict compliance with any obligation hereunder, and no custom or practice of the parties with regard to the terms of performance hereof, will constitute a waiver of the rights of such party to demand full and exact compliance with the terms of this Agreement.

     ARTICLE 17. NOTICE. Any notice required or permitted to be given by either party to the other shall be deemed sufficient if sent by registered or certified mail, overnight courier (or substantially similar delivery service), postage prepaid, addressed by the party giving notice to the other party at the last address furnished by the other party to the party giving notice: if to the Trust, at One Freedom Valley Drive, Oaks, Pennsylvania, 19456; and if to the Administrator, at One Freedom Valley Drive, Oaks, Pennsylvania, 19456.

     ARTICLE 18. FORCE MAJEURE. No breach of any obligation of a party to this Agreement will constitute an event of default or breach to the extent it arises out of a cause, existing or future, that is beyond the control and without negligence of the party otherwise chargeable with breach or default, including without limitation: work action or strike; lockout or other labor dispute; flood; war; riot; theft; earthquake or natural disaster. Either party desiring to rely upon any of the foregoing as an excuse for default or breach will, when the cause arises, give to the other party prompt notice of the facts which constitute such cause; and, when the cause ceases to exist, give prompt notice thereof to the other party.

     ARTICLE 19. EQUIPMENT FAILURES. In the event of equipment failures beyond the Administrator's control, the Administrator shall take reasonable and prompt steps to minimize service interruptions but shall have no liability with respect thereto. The Administrator shall develop and maintain a plan for recovery from equipment failures which may include contractual arrangements with appropriate parties making reasonable provision for emergency use of electronic data processing equipment to the extent appropriate equipment is available.

     ARTICLE 20. DEFINITIONS OF CERTAIN TERMS. The terms "affiliated person" and "interested person," when used in this Agreement, shall have the meaning specified in the 1940 Act and the rules and regulations thereunder, subject to such exemptions as may be granted by the Securities and Exchange Commission.

     ARTICLE 21. HEADINGS. All Article headings contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and will not affect in any way the meaning or interpretation of this Agreement. Words used herein, regardless of the number and gender specifically used, will be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine, or neuter, as the contract requires.

     ARTICLE 22. GOVERNING LAW. This Agreement shall be construed in accordance with the laws of the Commonwealth of Massachusetts and the applicable provisions of the 1940 Act. To the extent that the applicable laws of the Commonwealth of Massachusetts, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

     ARTICLE 23. LIMITATION OF LIABILITY. Notice is hereby given that this Agreement is executed on behalf of the Trustees of the Trust as trustees and not individually, and that all obligations of this Agreement are not binding upon any of the trustees, officers, agents or shareholders of any of the Funds

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or the Trust individually, but are binding only upon the assets and property of the Funds or the Trust. No Fund shall be liable for any claims against any other Fund.

     ARTICLE 24. MULTIPLE ORIGINALS. This Agreement may be executed in two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

     ARTICLE 25. BINDING AGREEMENT. This Agreement, and the rights and obligations of the parties hereunder, shall be binding on, and inure to the benefit of, the parties and their respective successors and assigns.

     ARTICLE 26. SEVERABILITY. If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid.

     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.


SEI ASSET ALLOCATION TRUST


By: /s/ Timothy D. Barto
Name: Timothy D. Barto
Title: Vice President

SEI INVESTMENTS FUND MANAGEMENT


By: /s/ Lydia Gavalis
Name: Lydia Gavalis
Title: Assistant Secretary

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                                   SCHEDULE A
                           TO THE AMENDED AND RESTATED
                  ADMINISTRATION AND TRANSFER AGENCY AGREEMENT
                                     BETWEEN
                           SEI ASSET ALLOCATION TRUST
                                       AND
                         SEI INVESTMENTS FUND MANAGEMENT
                          DATED AS OF DECEMBER 10, 2003

Pursuant to ARTICLE 2, the Administrator shall provide the following services to the Trust, or supervise third parties who may provide such services to the
Trust:

(a)  Maintain the Trust's accounting books and records;

(b) Obtain portfolio security valuations from appropriate sources consistent with the Trust's pricing and valuation policies, and calculate net asset value of each Fund and class;

(c) Compute yields, total return, expense ratios, portfolio turnover rate and average dollar-weighted portfolio maturity, as appropriate;

(d) Track and validate income and expense accruals, analyze and modify expense accrual changes periodically, and process expense disbursements to vendors and service providers;

(e) Perform cash processing such as recording paid-in capital activity, perform necessary reconciliations with the transfer agent and the custodian, and provide cash availability data to the adviser, if requested;

(f) Calculate required ordinary income and capital gains distributions, coordinate estimated cash payments, and perform necessary reconciliations with the transfer agent;

(g) Provide standardized performance reporting data to the Trust and its adviser;

(h) Provide performance, financial and expense information for registration statements and proxies;

(i) Communicate net asset value, yield, total return or other financial data to appropriate third party reporting agencies, and assist in resolution of errors reported by such third party agencies;

(j) Prepare Trust's financial statements for review by Fund management and independent auditors, manage annual and semi-annual report preparation process, prepare Forms N-SAR and 24f-2, provide Fund performance data for annual report, coordinate printing and delivery of annual and semi-annual reports to Shareholders, and file Form N-SAR, Form 24f-2 and annual/semi-annual reports via EDGAR;

(k) Monitor each Fund's compliance with the requirements of Subchapter M of the Internal Revenue Code with respect to its status as a regulated investment company;

(l) Prepare and file federal and state tax returns for the Trust, and provide data for year-end 1099's and supplemental tax letters;

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(m)  Provide such Fund accounting and financial reports in connection with quarterly meetings of the Board of Trustees as are required or as the Board may reasonably request, including any evaluations, analyses and opinions regarding the Trust's performance, provided that the Administrator will not make any investment decisions for the Funds nor provide any advice with respect to the desirability of making such investment decisions;

(n) Manage the proxy process, including evaluating proxy distribution channels, coordinating with outside service provider(s) to distribute proxies, track shareholder responses and tabulate voting results, and managing the proxy solicitation vendor, if necessary;

(o)  Provide individuals to serve as officers of the Trust, as requested;

(p) Coordinate with Trust's counsel on drafting, review and filing of registration statements and proxies, and coordinate printing and delivery of prospectuses and proxies;

(q) Coordinate the Trust's Board of Trustees' schedule, agenda and production of Board meeting materials, and attend Board meetings (if requested);

(r) Provide consultation to the Trust and its adviser on regulatory matters relating to the operation of the Trust, and update the Trust and its adviser on significant regulatory and legislative developments which may affect the Trust;

(s) Develop or assist legal counsel to the Trust in the development of policies and procedures relating to the operation of the Trust;

(t)  Act as liaison to legal counsel to the Trust;

(u) Coordinate with Trust counsel in the preparation, review and execution of contracts between the Trust and third parties, such as the Trust's investment adviser, transfer agent, and custodian, and record-keepers or shareholder service providers;

(v) Assist the Trust in handling and responding to routine regulatory examinations with respect to records retained or services provided by the Administrator, and coordinate with Trust's legal counsel in responding to any non-routine regulatory matters with respect to such matters;

(w) Provide consulting with respect to the ongoing design, development and operation of the Trust, including new funds or share classes and/or load structures and financing, as well as changes to investment objectives and polices for existing Funds; and

(x) Coordinate as necessary the registration or qualification of Shares of the Trust with appropriate state securities authorities.

                               [END OF SCHEDULE A]

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                                   SCHEDULE B
                           TO THE AMENDED AND RESTATED
                  ADMINISTRATION AND TRANSFER AGENCY AGREEMENT
                                     BETWEEN
                           SEI ASSET ALLOCATION TRUST
                                       AND
                         SEI INVESTMENTS FUND MANAGEMENT
                          DATED AS OF DECEMBER 10, 2003

Pursuant to ARTICLE 3, the Administrator shall provide the following services to the Trust, or supervise third parties who may provide such services to the
Trust:

(a) Record in an account (the "Account") the total number of Shares of each Fund or class, as applicable, issued and outstanding from time to time and maintain Share transfer records in which it will note the names and registered addresses of Shareholders, and the number of Shares from time to time owned by each of them;

(b) Set up accounts and record transactions in the accounts on the basis of instructions received from Shareholders when accompanied by remittance in appropriate amount as provided in the Trust's then current prospectus;

(c) Whenever Shares are purchased or issued, credit the Account with the Shares issued, and credit the proper number of Shares to the appropriate Shareholder;

(d) Whenever Shares are redeemed by a Shareholder, process the Shares redeemed by making appropriate entries in its Share transfer records and debiting the Account; and

(e) Upon receipt by the Trust's Wire Agent on behalf of the Administrator of funds through the Federal Reserve wire system or conversion into Federal funds of funds transmitted by other means for the purchase of Shares in accordance with the Trust's current prospectus:

     (i) Notify the Trust of such deposits on a daily basis;

     (ii) Credit the Shareholder's account with the number of Shares purchased according to the price of the Shares in effect for such purchases determined in the manner set forth in the Trust's then current prospectus;

     (iii) Process each order for the redemption of Shares from or on behalf of a Shareholder, and cause cash proceeds to be wired in Federal funds;

     (iv) If the Administrator or the Trust determines that a request for redemption does not comply with the requirements for redemption, promptly notify the Shareholder, together with the reason therefor, and effect such redemption at the price next determined after receipt of documents complying with said standards (the requirements as to instruments of transfer and other documentation, the applicable redemption price and the time of payment shall be as provided in the then current prospectus, subject to such supplemental requirements consistent with such prospectus as may be established by mutual agreement between the Trust and Administrator); and

     (v) On each day that the Trust's custodian banks and the New York Stock Exchange are open for business ("Business Day"), notify the Trust's custodian of the amount of cash or other assets required to meet payments made pursuant to the provisions of this paragraph.

     The authority of the Administrator to perform its responsibilities under this paragraph (e) shall be suspended upon receipt by it of notification from the Securities and Exchange Commission or the Trustees of the suspension of the determination of the Trust's net asset value.

Pursuant to Article 3, the Administrator shall provide the following services to the Trust, or supervise third parties who may provide such services to the
Trust:

(a) Prepare and wire or credit income and capital gains distributions to Shareholders in accordance with the provisions of the Trust's Declaration of Trust and then current prospectus; and

(b) Credit a Shareholder's account if a Shareholder is entitled to receive additional Shares by virtue of any distribution or dividend payment.

                               [END OF SCHEDULE B]

                                   SCHEDULE C
                           TO THE AMENDED AND RESTATED
                  ADMINISTRATION AND TRANSFER AGENCY AGREEMENT
                                     BETWEEN
                           SEI ASSET ALLOCATION TRUST
                                       AND
                         SEI INVESTMENTS FUND MANAGEMENT
                          DATED AS OF DECEMBER 10, 2003

Pursuant to Article 4, the Administrator shall provide the following services to the Trust, or supervise third parties who may provide such services to the
Trust:

     (a) Except for omnibus accounts, review and submit all shareholder financial and non-financial transactions through the Office of Foreign Assets Control ("OFAC") Database (and any other lists of known or suspected terrorists or terrorist organizations issued by any Federal government agency and designated as such by the Treasury in consultation with the Federal functional regulators), including screening of all shareholder accounts upon changes to such database.

     (b) Except for omnibus accounts, screen all shareholder accounts at the request of Financial Crimes Enforcement Network ("FinCEN") pursuant to
     Section 314(a) of the USA PATRIOT Act and report any positive "hits" to FinCEN.

     (c) Monitor shareholder accounts and identify and report suspicious activities that are required to be so identified and reported, in each case consistent with the Trust's and the Administrator's anti-money laundering program.

     (d) Place holds on transactions in Shareholder accounts or freeze assets in Shareholder accounts, as required by the Trust's AML Program and the Administrator's anti-money laundering program and in accordance with the USA PATRIOT Act and OFAC.

     (e) If and to the extent required by applicable law, verify Shareholder identity, as provided for in the Trust's AML Program and the Administrator's anti-money laundering program and in accordance with
     Section 326 of the USA PATRIOT Act.

     (f) Follow the Trust's policy, which may change from time to time, with respect to the acceptance of cash equivalents and third party checks.

     (g)  Follow the Trust's policy on accounts held by non-U.S. persons.

     (h) Maintain all records or other documentation related to Shareholder accounts and transactions therein that are required to be prepared and maintained pursuant to the Trust's AML Program and the Administrator's anti-money laundering program, and make the same available for inspection by (i) the Trust's AML Compliance Officer, (ii) any auditor of the Trust's AML Program or related procedures, policies or controls that has been designated by the Trust in writing, or (iii) regulatory or law enforcement authorities, and otherwise make said records or other documents available at the direction of the Trust's AML Compliance Officer.

     NOTES: With respect to omnibus accounts, the AML Services performed by the Administrator are subject to a more limited scope, as contemplated under the interim final rule of the Department of the Treasury, 31 CFR 103, effective April 24, 2002 (the "Interim Final Rule").

     IN THE EVENT THAT THE ADMINISTRATOR DETECTS SUSPICIOUS ACTIVITY OR A "POSITIVE" HIT AS A RESULT OF THE FOREGOING PROCEDURES, WHICH NECESSITATES THE FILING BY THE ADMINISTRATOR OF A SUSPICIOUS ACTIVITY REPORT, OR OTHER SIMILAR REPORT OR NOTICE TO FINCEN OR TO OFAC, THEN THE ADMINISTRATOR SHALL ALSO IMMEDIATELY NOTIFY THE TRUST'S AML COMPLIANCE OFFICER, UNLESS PROHIBITED BY APPLICABLE LAW.

                               [END OF SCHEDULE C]

                                   SCHEDULE D
                           TO THE AMENDED AND RESTATED
                  ADMINISTRATION AND TRANSFER AGENCY AGREEMENT
                                     BETWEEN
                           SEI ASSET ALLOCATION TRUST
                                       AND
                         SEI INVESTMENTS FUND MANAGEMENT
                          DATED AS OF DECEMBER 10, 2003
                            AS AMENDED JUNE 17, 2004

Portfolios:       This Agreement shall apply with respect to all portfolios of the Trust, either now existing or in the future created. The following is a listing of the current portfolios of the Trust (collectively, the "Funds"):

                  Diversified Conservative Income Fund
                  Diversified Conservative Fund
                  Diversified Global Moderate Growth Fund
                  Diversified Moderate Growth Fund
                  Diversified Global Growth Fund
                  Diversified Global Stock Fund
                  Diversified U.S. Stock Fund
                  Defensive Strategy Fund
                  Tax-Managed Defensive Strategy Fund
                  Conservative Strategy Fund
                  Tax-Managed Conservative Strategy Fund
                  Moderate Strategy Fund
                  Tax-Managed Moderate Strategy Fund
                  Aggressive Strategy Fund
                  Tax-Managed Aggressive Strategy Fund
                  Core Market Strategy Fund
                  Tax-Managed Core Market Strategy Fund
                  Market Growth Strategy Fund
                  Tax-Managed Market Growth Strategy Fund

Fees: Pursuant to Article 5, the Trust shall pay the Administrator the following fees, at the annual rate set forth below calculated based upon the aggregate average daily net assets of the Trust:

                  Diversified Conservative Income Fund - Class A, D and I Shares             0.20%
                  Diversified Conservative Fund - Class A, D and I Shares                    0.20%
                  Diversified Global Moderate Growth Fund - Class A, D and I Shares          0.20%
                  Diversified Moderate Growth Fund - Class A, D and I Shares                 0.20%
                  Diversified Global Growth Fund - Class A, D and I Shares                   0.20%
                  Diversified Global Stock Fund - Class A, D and I Shares                    0.20%
                  Diversified U.S. Stock Fund - Class A, D and I Shares                      0.20%
                  Defensive Strategy Fund - Class A and I Shares                             0.20%
                  Tax-Managed Defensive Strategy Fund - Class A and I Shares                 0.20%

                  Conservative Strategy Fund - Class A and I Shares                          0.20%
                  Tax-Managed Conservative Strategy Fund - Class A and I Shares              0.20%
                  Moderate Strategy Fund - Class A and I Shares                              0.20%
                  Tax-Managed Moderate Strategy Fund - Class A and I Shares                  0.20%
                  Aggressive Strategy Fund - Class A and I Shares                            0.20%
                  Tax-Managed Aggressive Strategy Fund - Class A and I Shares                0.20%
                  Core Market Strategy Fund - Class A and I Shares                           0.20%
                  Tax-Managed Core Market Strategy Fund - Class A and I Shares               0.20%
                  Market Growth Strategy Fund - Class A and I Shares                         0.20%
                  Tax-Managed Market Growth Strategy Fund - Class A and I Shares             0.20%

                                       D-2